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                    EVENT PRODUCTION AND PROMOTION AGREEMENT


     This Agreement ('Agreement') is dated as of September 17, 1997, by and between Protruck Racing Organization, a Nevada corporation (the 'Sanctioning Body') and Beachport Entertainment Corporation, a Utah corporation (the 'Promoter/Producer'). Sanctioning Body and Promoter/Producer sometimes are referred to herein collectively as the 'Parties'.


                                    RECITALS


     WHEREAS, Sanctioning Body has established itself as an off road closed-course truck racing event sanctioning body in the Western United States and elsewhere whose sanction and racing standards universally are accepted in the field; and


     WHEREAS, Promoter/Producer is engage in the business of financing, producing, operating and exploiting live events in the Western United States and elsewhere; and

     WHEREAS, Sanctioning Body and Promoter/Producer desire to provide for the presentation of a series of sanctioned off road closed-course truck racing events (the 'Events') in stadiums to ;be selected by Promoter/Producer for the period and on the terms and conditions hereinafter set forth;


     NOW THEREFORE, the parties hereto, in consideration of the promises and of the covenants and agreements hereinafter contained, agree as follows:

     1. TERM, TERRITORY. The initial term ('Initial Term') of this agreement is three (3) years, which shall commence as of the date of this agreement. Promoter/Producer shall have the option to extend the Initial Term for an additional three (3) years by giving Sanctioning Body its written election to extend by no later than 120 days prior to the expiration of the Initial Term. Promoter/Producer reserves the right to terminate this agreement after the first year but guarantees the presentation of the first year. The Event Territory covered by this Agreement is all states west of the Mississippi River.
Provided, however, the licensing territory described in the separate license agreement attached hereto and incorporated herein by reference is North America.


     2. EVENTS. During the first racing season (running from February through May of each year of the Term or any extended Term), the Parties shall sanction, fiance, promote

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and exploit a minimum of five (5) and a maximum of eight (8) Events in accordance with the following:


a. Promoter/Producer shall function as the exclusive producer of all Events and Sanctioning Body hereby delegates to Promoter/Producer all operating obligations and decisions in exchange for the sanctioning fee described in this agreement.

b. The featured class of each Event shall be composed of Protruck racing vehicles, as the only truck class, on a stadium venue dirt track designed and sanctioned by Sanctioning Body.

c. The Parties will mutually agree upon the addition of other classes of competition for each Event and the appropriate sanctioning body for each such class added to the Events.

d. The races shall be officiated by Promoter/Producer's Director of Competition and other Promoter/Producer personnel in accordance with Sanctioning Body's standardized, published technical ;racing rules which the Sanctioning Body shall provide.

e. All trucks will be of the same specifications within a particular class of racing trucks, as specified by Sanctioning Body.

f. The Events will comprise a competitive series for the Protruck class, with prize money awarded at each venue, culminating in a grand prize for the winner of the series.


g. Each Event will feature several races between competitors in Protruck class and in other classes approved by the Parties.

h. Each Event shall run on a single day format.

i. The Events must not conflict with the dates for the Score Desert event series.


     3. PROMOTER/PRODUCER'S EVENT OBLIGATIONS. For each Event which is presented, Promoter/Producer shall;

a. Act as exclusive Event Promoter/Producer in charge of the management of all Event operations, including but not limited to all Event-related agreements, leases and promotions.


b. Either directly or through sponsorship participation, promotional programs, sale or license of Event rights or other forms of participation by financiers, provide the necessary financing for each Event, including advertising, sanctioning fees plus approved sanctioning expenses, price money, facility expenses, rental expenses and operational expenses (including but not limited to fuel area, pit, ticketing/credentials, entry fees, practice and


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testing areas). Prize money for each Event shall be a minimum of $24,500, with a grand prize of $37,000 awarded at the end of each racing season to the overall champion in the Protruck class only. Sanctioning Body, Promoter/Producer and Promoter/Producer's agent, Barnes-Dyer Marketing (the 'Agent'), will jointly develop Event series sponsorships in accordance with a mutually-agreeable program for sponsorship to be developed by the Agent.

c. Build and set up each Event track in accordance with the specifications for each Event track designated by Sanctioning Body to be attached to the Agreement and incorporated herein by reference as Exhibit 'A', when each of the individual Event design plans becomes available, as set forth in this Agreement, at its expense.

d. Pay to Sanctioning Body:

        (i) A $10,000 sanctioning fee for each Protruck Event. Sanctioning fees also to be paid to Sanctioning Body for additional classes of competition, which shall be the subject of good faith negotiations between the Parties. All sanctioning fees shall be paid in full, within ten (10) days of each Event.

        (ii) Actual, reasonable sanctioning expenses incurred by Sanctioning Body in conjunction with Events.

        (iii) A sanctioning royalty of 7.5% of the net profits of each Event derived by deducting from Gross Revenue all reasonable 'direct producing and operating expenses' therefor. 'Gross Revenue' includes, but is not necessarily limited to, the following: Event and series sponsorship; ticket sales/gate receipts; entry fees; pit and paddock pass sales; food and beverage sales; apparel and merchandising; program sales; television revenues (but only in the third and following years of the Term and/or extended term of this Agreement); hospitality and suite revenue; display and expo space; on track signage; home video sales. 'Direct Producing and Operating Expenses' includes but is not necessarily limited to the following: track construction, maintenance and removal; facility rental; direct outside labor expenses in connection with each separate Event, advertising and marketing; public relations; television production cost; prize monies; Event production; and hospitality and suite expense. The reconciliation and any net profit payment will be made within 45 days after each Event.

        (iv) For all Event merchandise sold exclusively by Promoter/Producer, a licensing royalty of 15% of the wholesale price of all such merchandise sold under this agreement. This payment will be made within thirty (30) days after each Event.

        (v) For all licensed or sub-licensed products sold, pursuant to the terms and conditions of the separate Licensing Agreement attached hereto as Exhibit 'B', fifty (50%) percent of royalty payments received by Promoter/Producer will be paid to Sanctioning


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Body on a monthly basis, commending ten (10) days after Promoter/Producer's first receipt thereof.

e. Develop and execute a marketing and promotional program for the Event series, at its expense.

f. Provide all required insurance for the Events at its expense. Promoter/Producer shall obtain and maintain liability insurance, with a minimum policy of two million ($2,000,000) dollars. In addition, Sanctioning Body, Stewart & Stewart Racing Development, Inc., Ivan Stewart, Linda Stewart and DeAngelo, Minton & Associates, Inc. shall be named as additional insureds.

g. Provide a national television broadcast schedule on a major sports cable network for the Events at its expense.

h. Protect and pay for all required trademarks, service marks and other intellectual property rights for the Events and obtain and pay for all required licenses. Upon termination of this Agreement, Promoter/Producer shall assign and transfer to Sanctioning Body all rights, title and interest in said trademarks, service marks, and other intellectual property rights to the Sanctioning Body at Promoter/Producer's expense.

i. It is the intention of the parties that all expenses in connection with the Events and/or any related matters, are to be borne by Promoter/Producer.

        4. SANCTIONING BODY'S EVENT OBLIGATIONS. Sanctioning Body shall:

a. Grant to Promoter/Producer the exclusive right to finance, produce, promote and exploit the stadium series Events west of the Mississippi river utilizing the sanctions conferred upon the Events by Sanctioning Body hereunder and to use the Protruck Racing Organization name and related trademarks, service marks and artwork subject to the terms and conditions of the separate Licensing Agreement attached hereto as Exhibit 'B'. However, Sanctioning Body will grant to Promoter/Producer the right to use the Ivan 'Ironman' Stewart name on a nonexclusive, contract by contract basis, subject to the approval of Ivan Stewart. Sanctioning Body reserves the right to sanction other series events which do not compete with Promoter/Producer's off-road course truck racing Events in stadiums.

b. Provide design documents for Promoter/Producer to use to build a track suitable for each stadium for which Events are scheduled. Promoter/Producer will provide to Sanctioning Body the available measurements and configurations for each stadium in which the Events are scheduled in a timely manner so that Sanctioning Body may deliver a design pursuant to its obligations herein in a timely manner. Promoter/Producer shall reimburse Sanctioning Body for a reasonable expense incurred in preparation and testing


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of said design. It is understood that Sanctioning Body will perform testing of the design layout of each Event prior to the delivery of the design document and will incur expenses thereby.

c. Provide Promoter/Producer with an Event rule book for use in the presentation of the Events.

d. Provide to Promoter/Producer a list of names and a recommended individual to oversee, manage, and provide for all operations, including but not limited to identifying the individuals and the expenses and all necessary personnel for timing and scoring, medical and safety staff, track maintenance, equipment and all other related personnel and expense in a timely manner. All individuals, persons and/or personnel set forth in this subparagraph shall be paid by Promoter/Producer.

e. Assist Promoter/Producer and Agent in securing automotive-related and other sponsors for the Events and Event prizes to be awarded and to cooperate and lend its name to any reasonable advertising and promotional programs aimed at attracting financing or ticket sales for the Events, in order to increase gross revenue as defined herein.

f. Provide to Promoter/Producer Sanctioning Body's official Event sanction for the Event series, along with any and all trademarks, service marks, logos and related artwork for Promoter/Producer's use solely in connection with the Event.

g. Consult with Promoter/Producer concerning all aspects of presenting the Event series.

     5. ANCILLARY EXPLOITATION

Promoter/Producer shall engage in the ancillary exploitation of the Events, which shall include but shall not be limited to the following areas:

a. Television --

b. Home video --

c. Event Merchandising --

d. Paddock Passes --


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e. Local and National Sponsorships --

f. Parking Concession (where applicable) --

g. Food and Beverage (where applicable) --

Any ancillary exploitation by Promoter/Producer shall be subject to the terms and conditions of this Agreement and the Licensing Agreement attached hereto as Exhibit 'B'.

     6. WAIVER. The delay or failure of either party to assert or exercise any right, remedy or privilege hereunder, with actual or constructive notice or knowledge of the breach of any representation, warranty, or provision herein, shall not constitute a waiver of any such right, remedy, privilege or breach.

     7. FORCE MAJEURE. If Sanctioning Body's or Promoter/Producer's obligations contained in this Agreement are rendered impossible or infeasible by any act, requirement or regulation of any public authority or bureau, strike or labor difficulties, flood, fire, snow, civil tumult, effects of energy use restrictions emergencies, act of God, absence of Power or other essential services, failure of technical facilities or failure or delay of transportation facilities, or any other cause beyond Sanctioning Body's or Promoter/Producer's reasonable control, then there shall be no claim for damages by either party to this Agreement and the term of this Agreement shall be extended to allow for all missed Events.

     8. RELATIONSHIP OF PROMOTER/PRODUCER TO SANCTIONING BODY. The relationship of Promoter/Producer to Sanctioning Body is that of an independent contractor, and neither Promoter/Producer nor Sanctioning Body is the agent, partner or legal representative of the other or has the right or authority to create any liability or responsibility whatsoever on the part of or on behalf of the other. Promoter/Producer agrees not to represent in any manner to any guild or union that it has any authority to represent Sanctioning Body in any labor relations matter. Sanctioning Body has acted and is acting on its own, without the use or benefit of an agent in negotiating and executing this Agreement, and agrees to indemnify, defend, and hold harmless Promoter/Producer for any claims made by any agent.

     9. INDEMNIFICATION

     a. Promoter/Producer shall indemnify, defend and hold Sanctioning Body harmless from any and all loss, cost, expense and liability (including attorneys' fees) incurred in connection with any claim or asserted claim which may be made against Sanctioning Body which results from the acts or omissions of Promoter/Producer, its officers, shareholders, partners, investors, servants, employees, or agents, or any claim or asserted claim made by Promoter/Producer's servants, employees, or agents.

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        b. Sanctioning Body shall indemnify, defend and hold Promoter/Producer, harmless from any and all loss, cost, expense and liability (including attorneys' fees) incurred in connection with any claim or asserted claim which may be made against Promoter/Producer, which results from the acts or omissions of Sanctioning Body, its officers, shareholders, partners, investors, servants, employees, or agents, or any claim or asserted claim made by Sanctioning Body's servants, employees, or agents.

    10. GENERAL PROVISIONS

        a. This Agreement is not assignable by either Party without the prior written consent of the other Party.

        b. This Agreement, which constitutes the entire understanding between the Parties and supersedes all prior agreements, oral or written, between the Parties with respect to the subject matter hereof, shall be construed according to the laws of the State of California and cannot be altered, modified or terminated except upon written consent of both Parties.

        c. This Agreement shall be governed by the laws of the State of California. If legal action is initiated relative to this Agreement or the rights or obligations of any party hereunder, the Parties hereto stipulate and agree that such action must be initiated, maintained and continued in San Diego County, California, and the non-prevailing Parties in such action shall pay reasonable attorneys' fees to the prevailing Parties, with the amount to be determined by the court in said action. The Parties hereto shall comply with and observe, and this Agreement shall be subject to, any and all relevant, present and future laws, statutes, regulations and ordinances of all governmental authorities with appropriate jurisdiction. If any of the provisions of this Agreement contravene or are invalid under any applicable laws or statute, such contravention or invalidity shall not invalidate the entire Agreement, but it shall be construed as if not containing the particular provision or provisions held to be invalid and any rights and obligations or Sanctioning Body and Promoter/Producer shall be construed accordingly.

        d. Either party to this Agreement shall have the right to terminate this Agreement and to seek its appropriate legal or equitable remedies upon material breach of this Agreement by the other party provided the party alleging material breach notifies the other party by written notice pursuant to this Agreement of the exact nature of the material breach and the other party fails to cure said material breach within five (5) days of its receipt of said notice.

        e. Headings are used herein for convenience only, and shall not be referred to in the interpretation of this Agreement.

        f. Each party represents that it has the full right, power and authority to enter


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into this Agreement and to effectuate the purposes and intents thereof. Each party further represents and warrants, respectively, that it is under no obligation or disability which would prevent it from entering into this Agreement and fully performing all of its obligations hereunder.

        g. Time is the essence of this Agreement and all of the terms, covenants and conditions hereof.

        h. This Agreement may be executed in counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument.

        i. The Parties hereto shall take any actions necessary on or after the date hereof which may be required to effectuate the terms of this Agreement.

    11. NOTICE. Except as otherwise provided herein, any notices under this Agreement shall be deemed given on the day when delivered in person or five (5) business days after the date when mailed by certified, express or registered first class mail, return receipt requested, addressed to the party receiving the communication at the following address:

    To the Promoter/Producer    Beachport Entertainment Corporation
                                517 North South Robertson Blvd.
                                Suite 200
                                Los Angeles, CA 9048

    With a copy to:             Thomas J. Wiley, Esq.
                                Wiley and Bonda, P.C.
                                1870 North Vermont Ave.
                                Los Angeles, CA 90027

    To Sanctioning Body:        Protruck Racing Organization
                                9419 Abraham Way, Suite
                                Santee, CA 92071

                                Attention: Ivan Stewart

    With a copy to:             De Angelo, Minton & Associates
                                6090 Mahoning Ave., N.W.
                                Warren, OH 44481-9401

IN WITNESS WHEREOF, the Parties have caused this instrument to be executed whether in one or more counterparts, all as of the day and year first above written.


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                              AGREED AND ACCEPTED:


BEACHPORT ENTERTAINMENT                   PROTRUCK RACING ORGANIZATION
CORPORATION


By: /s/ Barry Mendelson                   By: /s/ Ivan Stewart
   ---------------------------------         ----------------------------------
    Barry Mendelson                           Ivan Stewart
Title: President, CEO                        Title: President

                                                                   Sept. 24, 97




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